CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #905/906 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated February 27, 2026 on the financial statements and financial highlights of the Muzinich Dynamic Income Fund, Muzinich Flexible U.S. High Yield Income Fund, and Muzinich Low Duration Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2025 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 29, 2026